Agreement of Contract Termination

1st Party: Shenzhen Speedy Dragon Enterprise Limited (“Speedy Dragon”)

Legal Representative: Song, Xiangsheng (Identity Number: 210821196308146113)

2nd Party: Shenzhen Yu Zhi Lu Aviation Service Company (“Yuzhilu”)

Legal Representative: Jiang, Jiangping (Identity Number: 510211196104271225)

WHEREAS the 1st and 2nd Parties had entered into an Equity Transfer Contract dated April 10, 2007;

AND WHEREAS the parties wish to terminate the Equity Transfer Contract;

NOW THEREFORE in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
Both parties will complete the formalities to return 100% of the equity interest in Speedy Dragon to Xiangsheng Song on or before June 30, 2009. 2nd Party will transfer its equity interests in Speedy Dragon to 1st Party and 1st Party will return 714,285 shares of Universal Travel Group (pre-split, Share Certificate number 0274) to 2nd Party.

2.	1st Party will also repay 2nd Party a total 3.5 million RMB within a year after the date both parties complete the above formalities.

3.
The original agreement will be terminated when both parties go through formalities related to change in business certificate approved by local administrative department. The parties will, at the date of changes been effective, release and forever discharge one another of and from all legal obligations, claims and debts.

4.	This Agreement has two copies, one copy for each party. This Agreement goes to effect the day both parties sign (stamp).

1st Party Sign:	2nd Party Sign:
/s/ Xiangsheng Song	/s/ Jiangping Jiang
Shenzhen Speedy Dragon Enterprise Limited	Shenzhen Yu Zhi Lu Aviation Service Company
Date:2009 June 12	Date:2009 June 11 At Shenzhen